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[LOGO OF KPMG PEAT MARWICK LLP APPEARS HERE]

                                                                      Exhibit 23


                   Consent of Independent Public Accountants

The Board of Directors
First Federal Bancorporation:

We consent to incorporation by reference in the registration statement (No. 33-89682) on Form S-8 of First Federal Bancorporation of our report dated October 25, 1996, relating to the consolidated statements of financial condition of First Federal Bancorporation and subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1996, which report appears in the September 30, 1996 annual report on Form 10-KSB of First Federal Bancorporation.

                                                       /s/ KPMG Peat Marwick LLP

December 13, 1996